Exhibit 10.13

March 2, 2022

Sharon Tetlow

[***]

[***]

Dear Sharon:

We are delighted that you have agreed to join the Board of Directors (the “Board”) of ShouTi Inc. (the “Company”) and to serve as the Chair of the Audit Committee of the Board (the “Audit Chair”). This letter sets forth the agreement between you and the Company regarding your Board membership (the “Agreement”):

1.                  Appointment as Board Member. Your service as a Board member will be effective as of the date the requisite Board and shareholder approvals of your appointment are obtained and will be subject to and in accordance with the applicable provisions of the laws of the Cayman Islands and the Company’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time).

2.                  Appointment as Audit Chair. You will be appointed as the Audit Chair, which appointment will be effective as of the date of the Board resolutions appointing you to serve as the Audit Chair and for the period so long as you are appointed to serve as such capacity by the Board.

3.                  Compensation.

a.                  You will be paid a fixed fee of US$45,000 per fiscal year, as compensation for services performed as a member of the Board and an additional fixed fee of US$15,000 per fiscal year, as compensation for services performed as the Audit Chair. Such compensation shall be payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred (beginning with the fiscal quarter during which your Board service commences), and prorated for any partial quarters served. Such compensation shall be subject to review from time to time at the discretion of the Board, including in connection with the Company’s preparation for its initial public offering.

b.                  In addition, subject to approval by the Board, you will be granted an initial nonstatutory option to purchase 80,000 ordinary shares of the Company (the “Option”). The Option will be governed by a separate option agreement and the Amended and Restated ShouTi Inc. 2019 Equity Incentive Plan, as may be amended (the “Plan”). The exercise price per share will be equal to the fair market value per share of the Company’s ordinary shares on the grant date of the Option, as determined by the Board. As more fully set forth in your option agreement and the Plan, one-third (1/3rd) of the ordinary shares subject to the Option will vest one (1) year after the vesting commencement date, with the balance of the ordinary shares subject to such Option vesting in a series of twenty-four (24) successive equal monthly installments subject to your continued service to the Company.

4.                  Confidentiality.

a.                  In your capacity as a director of the Company and/or a member of any committee of the Board (if applicable), you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any current and/or former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by the Company.

b.                  In addition, during the term of your services as a director and/or a member of any committee of the Board (if applicable) and after termination of such services, you will not disclose any Company confidential proprietary information, or any information of a third party provided to you by the Company, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of the Company.

5.                  Miscellaneous. Each payment to you pursuant to this Agreement shall be subject to withholding of any applicable taxes required to be withheld from such payment. This Agreement, and all disputes arising under or related to it, shall be governed by the substantive law of the State of California. This Agreement, and the rights and obligations of you and the Company hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon the Company and the Company’s successors and assigns. This Agreement may not be assigned. Any assignment in contravention of this Section shall be null and void. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous conflicting agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any party hereto (or representative of either party hereto). No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by you and a duly authorized disinterested member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.                  Termination. This Agreement shall automatically terminate upon the earlier of (i) immediately before the consummation of the Company’s initial public offering (in which case we expect non-employee Board compensation to be set forth in a separate compensation policy consistent with publicly-traded companies and commensurate with the services provided by the Board member), or (ii) three (3) years after your commencement of service as a member of the Board; provided, however, that the termination of this Agreement shall not terminate your service as a member of the Board which service shall terminate or expire in accordance with the applicable provisions of the laws of the Cayman Islands and the Company’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time).

If the foregoing correctly conforms to your understanding of the agreement between you and the Company, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

ShouTi Inc.

By:	/s/ Raymond Stevens
Raymond Stevens, Ph.D.
Chief Executive Officer

Accepted and agreed:

/s/ Sharon Tetlow
Sharon Tetlow

Date:	3/2/2022

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